Exhibit 10.14

[DATE], 2021

[NAME]

Re: Retention Bonus Opportunity

Dear [NAME]:

The purpose of this letter agreement (this “Agreement”) is to summarize the terms of a cash Retention Bonus that you are eligible to receive in connection with the consummation of a Going Public Transaction involving Holdco or a Sale of Holdco (each capitalized term as defined below). The Retention Bonus is subject to the terms and conditions described herein.

1. Retention Bonus.

(a) In the event that (i) a Going Public Transaction or Sale of Holdco is consummated and (ii) you remain continuously employed with Holdco or a subsidiary thereof through the date that the first to occur of a Going Public Transaction or Sale of Holdco is consummated (the “Closing Date”), subject to the other terms and conditions of this Agreement, you will be eligible to receive a cash bonus payment equal to $[•], subject to all applicable taxes and withholdings (collectively, the “Retention Bonus”), payable within fifteen (15) days following the Closing Date. The Retention Bonus will be paid to you through the usual payroll processes.

(b) For purposes of this Agreement:

(i) “CORE Investors” means CORE Industrial Partners Fund I, L.P., a Delaware limited partnership, and CORE Fund I Holdings-5 LP, a Delaware limited partnership.

(ii) “Going Public Transaction” means (A) the consummation of Holdco’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, or (B) whether in one or a series of transactions, (I) any merger, consolidation, joint venture or other business combination pursuant to which a majority of the business of Holdco is combined with that of a SPAC; (II) the acquisition by a SPAC, directly or indirectly, of a majority of the capital stock of Holdco, by way of a negotiated purchase or any other means; and/or (III) the acquisition by a SPAC, directly or indirectly, of a majority of the assets, properties and/or businesses of Holdco, by way of a direct or indirect purchase, lease, license, exchange, joint venture or other means.

(iii) “Holdco” means the ultimate parent company of MCT Group Holdings LLC and Incodema Holdings LLC. For the avoidance of doubt, the closing of the transaction resulting in Holdco being the parent of both MCT Group Holdings LLC and Incodema Holdings LLC will not trigger any payments or entitlements pursuant to this Agreement.

(iv) “Sale of Holdco” means (A) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of a majority of the assets of Holdco and its subsidiaries, taken as a whole, or (B) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of Holdco) the result of which is that the CORE Investors, together with their respective affiliates, are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of both (I) the voting power of the outstanding voting securities of Holdco and (II) the Total Equity Value of Holdco.

(v) “SPAC” means any special purpose acquisition company or other blank-check company that has a class of equity securities publicly listed on the New York Stock Exchange or Nasdaq, together with any subsidiary or affiliate of any such company or entity that is established by such company or entity to effectuate a business combination.

(vi) “Total Equity Value of Holdco” means the aggregate proceeds which would be received by the holders of equity of Holdco if: (A) the assets of Holdco as a going concern were sold at their fair market value; (B) Holdco satisfied and paid in full all of its obligations and liabilities (including all taxes, tax distributions, costs and expenses incurred in connection with such transaction and any reserves established by the Board of Managers or Board of Directors, as applicable, of Holdco (the “Board”) for contingent liabilities); and (C) such net sale proceeds were then distributed in accordance with the distribution provisions of the governing documents of Holdco, all as determined reasonably and in good faith by the Board. When determined in connection with a Sale of Holdco, Total Equity Value of Holdco shall be derived from the consideration paid in connection with such Sale of Holdco.

(c) Your eligibility for the Retention Bonus is conditioned on your continued compliance with all provisions included in this Agreement and your continued employment with Holdco or a subsidiary thereof through the Closing Date. The Retention Bonus opportunity shall be forfeited and Holdco shall have no further obligation to you with respect to the Retention Bonus if your employment terminates for any reason prior to the Closing Date.

2. Confidentiality of Agreement. You acknowledge and agree that the existence, terms and amount of the Retention Bonus, and the possibility of a Going Public Transaction or a Sale of Holdco (the “Bonus Information”), are confidential in nature. In consideration of Holdco’s provision of the Retention Bonus, you agree that (a) you will keep the Bonus Information confidential, and (b) you will not, without Holdco’s prior written consent, disclose the Bonus Information to any employee of Holdco or any other person (other than your attorney, accountant or spouse or as required by law).

3. Determinations. All determinations regarding the Retention Bonus, including the amount, if any, of the Retention Bonus payable to you, shall be made by Holdco and shall be final, conclusive and binding on all parties.

4. Waiver. Any failure by you to comply with any of your obligations under this Agreement may be waived only in writing signed by Holdco. Any failure of Holdco to comply with any of its obligations under this Agreement may be waived only in writing signed by you. No waiver of any breach, failure, right or remedy contained in or granted by the provisions of this Agreement will constitute a continuing waiver of a subsequent or other breach, failure, right or remedy unless the writing so specifies.

5. Governing Law. The Agreement shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

6. Waiver of Jury Trial. Each party hereby irrevocably waives their right to a jury for any action, proceeding or counterclaim arising from or relating to this Agreement, to the fullest extent permitted by applicable law.

7. Counterparts; Construction. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When used herein, the words “includes” and “including” and their syntactical variations shall be deemed followed by the words “without limitation.”

8. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof (excluding any employment agreement or any written restrictive covenant agreements between you and Holdco or a subsidiary thereof). This Agreement may be amended or modified only by written agreement signed by each of the parties.

9. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. Assignability. You may not assign, delegate, or otherwise transfer any of your rights or obligations under this Agreement without the prior written consent of Holdco. Holdco may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without your consent.

11. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

12. Section 409A. To the extent that any amount payable hereunder is or becomes subject to Section 409A of the Internal Revenue Code of 1986, as amended, this Agreement shall be interpreted and administered to the extent possible in a manner consistent with the provisions of such section and the regulations and other guidance promulgated thereunder.

[Signature Page Follows]

We thank you for your efforts and continued support of Holdco. Please sign and date one copy of this letter in the space provided below to indicate your agreement to and acknowledgment of the terms of this Agreement and return the same.

Sincerely,

[•][1]

By:
Name:
Title:

Agreed and Acknowledged By:

[NAME]

Dated:

[1]	NTD: Employing entity name to be inserted.

[Signature Page to Retention Bonus Agreement]